1. Name and Address of Reporting Person
   Deehan, William J.
   77 GROVE STREET
   RUTLAND, VT 05701-
2. Issuer Name and Ticker or Trading Symbol
   Central Vermont Public Svc (CV)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Year
   1/2003
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director                   ( ) 10% Owner
   (X) Officer (give title below) ( ) Other (specify below)
   V.P. Regulatory Affairs & Stra
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+---------------------------------+----------+-------------+-----------------------------+----------------+-----------+------------+
|1. Title of Security             |2. Trans- |3. Trans-    |4. Securities Acquired (A)   |5. Amount of    |6. Owner-  |7. Nature   |
|                                 |   action |   action    |   or Disposed of (D)        |   Securities   |   ship    |   of In-   |
|                                 |   Date   |   Code      |                             |   Beneficially |   Form:   |   direct   |
|                                 |          |             |                             |   Owned at     |   Direct  |   Bene-    |
|                                 |  (Month/ |             |                             |   End of       |   (D) or  |   ficial   |
|                                 |   Day/   +-------+-----+-----------+------+----------+   Month        |   Indirect|   Owner-   |
|                                 |   Year)  |Code   |V    |Amount     |A/D   |Price     |                |   (I)     |   ship     |
+---------------------------------+----------+-------+-----+-----------+------+----------+----------------+-----------+------------+
Common Stock - $6 Par Value        12/31/2002 R             45          A      $0.0000    2602             D
                                                                               <F1>
Common Stock - $6 Par Value        04/01/2002 I             -31         D      $0.0000    0 <F2>           I           ESOP

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+-------------+--------+----------+---------+-----------+---------------------+----------------+----------+--------+-------+-------+
|1.           |2.      |3.        |4.       |5.         |6.                   |7.              |8.        |9.      |10.    |11.    |
|             |        |          |         |           |                     |                |          |Number  |Owner- |       |
|             |        |          |         |           |                     |                |          |of      |ship   |       |
|             |        |          |         |           |                     |                |          |Deriv-  |Form of|       |
|             |        |          |         |           |                     |Title and Amount|          |ative   |Deriv- |       |
|             |        |          |         |           |                     |of Underlying   |          |Secur-  |ative  |Nature |
|             |Conver- |          |         |Number of  |                     |Securities      |          |ities   |Secur- |of     |
|             |sion or |          |         |Derivative |Date Exercisable     +-------+--------+          |Benefi- |ity:   |In-    |
|             |Exercise|          |         |Securities |and Expiration Date  |       |Amount  |          |cially  |Direct |direct |
|             |Price of|Transac-  |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned   |(D) or |Bene-  |
|Title of     |Deriv-  |tion Date |tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |at End  |In-    |ficial |
|Derivative   |ative   |(Month/   +------+--+-----+-----+Date Exer-|Expira-   |       |of      |Derivative|of      |direct |Owner- |
|Security     |Security|Day/Year) |Code  |V |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |Month   |(I)    |ship   |
+-------------+--------+----------+------+--+-----+-----+----------+----------+-------+--------+----------+--------+-------+-------+
Stock Option - $10.5625                                             05/04/2009 Common                      4300     D
  Right to Buy                                                                 Stock -
                                                                               $6 Par
                                                                               Value
Stock Option - $10.75                                               05/02/2010 Common                      4800     D
  Right to Buy                                                                 Stock -
                                                                               $6 Par
                                                                               Value
Stock Option - $11                                                  05/07/2007 Common                      5500     D
  Right to Buy                                                                 Stock -
                                                                               $6 Par
                                                                               Value
Stock Option - $13.5625                                             05/02/2005 Common                      1500     D
  Right to Buy                                                                 Stock -
                                                                               $6 Par
                                                                               Value
Stock Option - $14                                                  05/07/2006 Common                      1975     D
  Right to Buy                                                                 Stock -
                                                                               $6 Par
                                                                               Value
Stock Option - $14.625                                              05/05/2008 Common                      8000     D
  Right to Buy                                                                 Stock -
                                                                               $6 Par
                                                                               Value
Stock Option - $16.105                                              05/01/2011 Common                      3900     D
  Right to Buy                                                                 Stock -
                                                                               $6 Par
                                                                               Value
Stock Option - $18.4375                                             05/03/2004 Common                      1500     D
  Right to Buy                                                                 Stock -
                                                                               $6 Par
                                                                               Value
Stock Option - $19.075                                              05/07/2012 Common                      4300     D
  Right to Buy                                                                 Stock -
                                                                               $6 Par
                                                                               Value
Stock Option - $24.3125                                             05/04/2003 Common                      1500     D
  Right to Buy                                                                 Stock -
                                                                               $6 Par
                                                                               Value
Phantom Stock  $18.065  01/13/2003 A         3116                    <F3>      Common  3116     $18.0650   3116     D
                                                                               Stock -
                                                                               $6 Par
                                                                               Value

Explanation of Responses:

<F1>
Shares acquired through reinvestment of dividends in Dividend Reinvestment Plan at prices ranging from $16.605 to $17.875 per share.
<F2>
Between April 1, 2002 and September 30, 2002 the reporting person disposed of 31 shares of the Company's Common Stock under the 401(k) Plan. The information in this report is based on a Plan statement dated as of September 30, 2002.
<F3>
Deferred pursuant to election under the Company's Deferred Compensation Plan for Directors and Officers for the year 2003.

SIGNATURE OF REPORTING PERSON
/s/ William J. Deehan

DATE
01/15/2003